EXHIBIT 10.17

    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, DATED AS OF SEPTEMBER 17, 1999,
               BETWEEN TELEMUNDO NETWORK GROUP LLC AND ALAN SOKOL

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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of September __, 1999, between TELEMUNDO NETWORK GROUP LLC, a Delaware limited liability company (the "Company"), and ALAN SOKOL ("Employee").

         WHEREAS, Company and Employee are parties to that certain Employment Agreement dated as of August 12, 1998 (the "Agreement").

         WHEREAS, Company and Employee wish to amend the Agreement by this Amendment.

         NOW, THEREFORE, the parties hereto agree as follows:

1. All terms used herein but not defined shall have the meanings given in the Agreement.

2. Paragraph 3(c) of the Agreement is hereby amended and restated to read in full as follows:

         (c) Employee shall be entitled to a one-time payment (the "Bonus Payment") determined as set forth in this Section 3(c) (subject to the limitations set forth in Section 3(c)(iv) below). The Bonus Payment shall be payable on the 90th day following the seventh anniversary of the Acquisition Date (the "Payment Date"). At the time the Bonus Payment is paid to Employee, the Company shall also pay to Employee an amount in the nature of interest on the amount of the Bonus Payment accrued from the 90th day following the Expiration Date until the date the Bonus Payment is actually paid at the then current prime rate charged by Bank of America.

                           (i) Definitions. Capitalized terms used in this
Section 3(c) shall be defined as set forth below, unless otherwise expressly defined elsewhere:

                           (A) "Average IAV" shall mean an amount determined by
dividing (i) the sum of each of the IAVs for the three Measurement Years included in the Measurement Period, by (ii) the number 3.

                           (B) A "Change In Control" shall be deemed to occur if
at any time, as a result of a transfer of Membership Interests in the Company, Liberty and SPE (and their respective Permitted Transferees) shall own, collectively, Membership Interests representing less than one-half of the Membership Interests purchased by them on the Acquisition Date.

                           (C) "Consolidated Indebtedness" means, with respect
to the Company and the Station Group, Indebtedness actually incurred by the Company or the Station Group, as the case may be, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after any date of determination or matures less than one year from such date but is renewable or extendible, at the option of the Company or Station Group, as applicable, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, in each case determined on a consolidated basis in accordance with GAAP.

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                           (D) "Enterprise EBITDA" means, with respect to each
Measurement Year, the sum of (i) 100% of the Network EBITDA, plus (ii) 50% of the Station Group EBITDA, for such Measurement Year.

                           (E) "IAV" for any Measurement Year shall be an amount
equal to (i) that amount which is eleven times the Enterprise EBITDA for such Measurement Year, minus (ii) 100% of the Consolidated Indebtedness of the Company on the last day of such Measurement Year (net of cash and cash equivalents owned by the Company as of such date), minus (iii) 50% of the Consolidated Indebtedness of Station Group on the last day of such Measurement Year (net of 50% of the cash and cash equivalents owned by Station Group as of such date), minus (iv) 100% of the Network Group Contributed Capital Amount as of the last day of such Measurement Year, and minus (v) 50% of the Station Group Contributed Capital Amount as of the last day of such Measurement Year.

                           (F)  "Indebtedness" means:

                                    (a) All indebtedness for borrowed money;

                                    (b) All obligations for the deferred
purchase price of property and assets or services (other than trade payables or other accounts payable incurred in the ordinary course of business and not past due for more than 90 days after the date on which such trade payable or account payable is created);

                                    (c) All obligations evidenced by notes,
bonds, debentures or other similar instruments, or upon which interest payments are customarily made;

                                    (d) All obligations created or arising under
any conditional sales or other title retention agreement with respect to property or assets acquired (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

                                    (e) All obligations of such person as lessee
under any capitalized lease;

                                    (f) All obligations, contingent or
otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit given in support of trade payables incurred in the ordinary course of such business and with an expiration date of not more than 90 days after the date on which such letter of credit was issued); and

                                    (g) All obligations under any synthetic
lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving effect to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

Notwithstanding the foregoing, no amounts shall be included as Indebtedness hereunder unless such amounts are actually paid to the Company or Station Group, as the case may be, or to a third party (other than the Affiliates of Station Group or the Company, as the case may be) on behalf of the Company or Station Group, as the case may be.

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                           (G) "Liberty" means Liberty Media Corporation or its
subsidiary that is a member of the Company.

                           (H) "Measurement Period" means the three Measurement
Years commencing on July 1, 2002 and ending on June 30, 2005.

                           (I) "Measurement Year" means a twelve consecutive
month period, commencing on each July 1 during the Measurement Period.

                           (J) "Members" means those persons holding membership
interests in the Company. The initial Members of the Company are Liberty and Sony.

                           (K) "Network Group Contributed Capital Amount" means
the aggregate amount of net equity capital contributions of the Members to the Company made on or after July 1, 1999.

                           (L) "Network EBITDA" means, with respect to a
particular Measurement Year, (a) the net income (or net loss) of the Company and its subsidiaries for such Measurement Year, determined after giving effect to the provisions of the Affiliate Agreement between Station Group and Network Group regarding pooling and sharing of Network and national spot ad revenues on a consolidated basis in accordance with GAAP for such period ("Consolidated Net Income"), plus (b) the sum of each of the following expenses that have been deducted from the determination of Consolidated Net Income: (i) all interest expense of the Company and its subsidiaries, (ii) all income tax expense (whether federal, state, local, foreign or otherwise), (iii) all depreciation expense, (iv) all amortization expense (other than any such amortization expense attributable to programming costs, third-party participations and residuals computed in accordance with GAAP consistently applied during the Measurement Period) and (v) all extraordinary losses deducted in determining Consolidated Net Income less all extraordinary gains added in determining Consolidated Net Income, in each case determined on a consolidated basis in accordance with GAAP for such period.

                           (M) "Permitted Transferees" means any Person who
acquires any of the Membership Interests originally issued to SPE or Liberty or any of their respective Permitted Transferees in any of the following transactions:

                                    (i) Transfers to Controlled Affiliates. A
transfer by SPE or Liberty or any of their respective Permitted Transferees, of all or part of its Membership Interests directly or indirectly through a transfer of equity ownership interests in such Person, to a Controlled Affiliate of such Person.

                                    (ii) Corporate Reorganizations, Sale of
Assets, Spin-Offs. A transfer by any of SPE, Liberty or their respective Permitted Transferees of all or part of its Membership Interests as part of a transfer of a larger group of assets (the "Transferred Assets"), which transfer may be effected by a corporate reorganization, a sale of assets, distribution of equity interests or otherwise (a) if the Transferred Assets constitute a business which is engaged principally in the media, entertainment, cable or telecommunications business, and (b) the value of the Transferred Assets other than the Membership Interests at the time of Transfer comprise at least 85 percent of

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the value of the Transferred Assets (including the Membership Interests). The value of the Transferred Assets and Membership Interests shall be determined by reference to the public trading price or, if none, shall be determined in good faith by the Membership Committee of the Company.

                                    (iii) Transfers in Consideration for Receipt
of Equity Interests. A transfer by any of SPE, Liberty or their respective Permitted Transferees, of all or any part of its Membership Interests if such Transfer is solely in consideration for Equity Interests in such Person. For these purposes, "Equity Interests" shall mean (a) with respect to a corporation, shares of the capital stock of such corporation and (b) with respect to a partnership, limited liability company or other person, partnership, limited liability or other equity interests in such person.

                           (P) "Station Group EBITDA" means, with respect to a
particular Measurement Year, (a) the net income (or net loss) of the Station Group and its subsidiaries (after deduction for minority interest) for such period ("Consolidated Station Group Net Income"), determined after giving effect to the provisions of the Affiliate Agreement between Station Group and Network Group regarding pooling and sharing of Network and national spot ad revenues on a consolidated basis in accordance with GAAP for such period, plus (b) the sum of each of the following expenses that have been deducted from the determination of Consolidated Station Group Net Income: (i) all interest expense of the Station Group and its subsidiaries, (ii) all income tax expense (whether federal, state, local, foreign or otherwise), (iii) all depreciation expense,
(iv) all amortization expense (other than any such amortization expense attributable to programming costs, participation and residuals) and (v) all extraordinary losses deducted in determining Consolidated Station Group Net Income less all extraordinary gains added in determining Consolidated Station Group Net Income, in each case determined on a consolidated basis in accordance with GAAP for such period.

                           (Q) "Sony" means Sony Pictures Entertainment Inc. or
its subsidiary that is a member of the Company.

                           (R) "Station Group Contributed Capital" means the
aggregate amount of net equity capital contributions of the Members to Station Group made on or after July 1, 1999.

                                    (ii) Amount of Bonus Payment. The Bonus
Payment shall be equal to ninety-nine one hundredths of one percent (.99%) of Average IAV.

                                    (iii) Adjustments. In the event that the
Company or the Station Group makes any corporate acquisition and/or divestiture of a material portion of its assets (which for these purposes shall include any acquisition or disposition of assets with a fair market value of $25 million or more or any disposition of assets during the Measurement Period, the parties agree that an equitable adjustment to the formula for determining IAV's will be negotiated in good faith at the time of such acquisition or divestiture. In the event that, during the Measurement Period, the Company makes an equity offering to the public, the parties agree to convert the Bonus Payment into stock, stock options, warrants or other forms of equity in the Company, as applicable, and to negotiate in good faith the appropriate nature and formula for such conversion.

                                    (iv) Early Termination. Notwithstanding
anything to the contrary contained in this Section 3(c), if Employee's employment is terminated on or prior to the Expiration Date for any reason other than pursuant to Section 4(d) below, then the amount of the Bonus Payment

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payable to the Employee on the Payment Date shall be reduced to Employee's vested portion of such Bonus Payment at the date of such termination. During each Measurement Year, Employee shall vest in the Bonus Payment as follows:

          Measurement Year                  Percentage To Be Vested
          ----------------                  -----------------------
          First year                                    5%
          Second year                                  10%
          Third year                                   25%
          Fourth year                                  30%
          Fifth year                                   30%

Employee shall become vested in the Percentage To Be Vested during each Measurement Year in four equal installments on September 30, December 31, March 30, and June 30 (each a "Vesting Date") during such year. Employee's vested portion of the Bonus Payment at any given date shall be the aggregate percentage vested as of the Vesting Date immediately preceding the date such vested portion is being determined. In the event that this Agreement is terminated by the Company prior to the Expiration Date pursuant to Section 4(d) hereof, Employee shall not be deemed to have vested in any portion of the Bonus Payment and no payment shall be due and owing to Employee pursuant to this Section 3(c). Notwithstanding the foregoing (i), if the Company determines not to exercise its option to extend the Term of Executive's employment for the Extension Period, upon the expiration of the Term and thereafter the vested portion of the Bonus Payment shall be deemed to be 60%, and (ii) if Employee's employment by the Company is terminated pursuant to Section 4(f) or 4(h) below, in lieu of the schedule set forth above, Employee shall be deemed vested in the Bonus Payments at the rate of 20% each Measurement Year (vesting in four equal installments during each such year on each September 30, December 31, March 30 and June 30 during such year).

                                    (v) Computation of Bonus Payment. The Bonus
Payment payable hereunder shall be computed by the Company's independent certified public accountants during the 90 day period following the end of the Measurement Period in accordance with the terms and conditions of this Section 3(c). The amount of the Bonus Payment as so computed shall be final and binding on the parties and neither shall have any right to contest such computation in any form whatsoever.

         3. Effect of Amendment. Except as expressly modified herein, all of the terms of the Agreement remain in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.


                                     TELEMUNDO NETWORK GROUP LLC

                                     By: /s/ James M. McNamara
                                        --------------------------------------
                                         James M. McNamara
                                         President and Chief Executive Officer

                                         /s/ Alan Sokol
                                        --------------------------------------
                                                      Alan Sokol

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